EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our:
•	Reports on the consolidated financial statements and the effectiveness of internal control over financial reporting of Terreno Realty Corporation, dated February 24, 2011, appearing on Form 10-K of Terreno Realty Corporation,

•	Reports on the 130 Interstate and Middlebrook statements of revenues and certain expenses, dated December 6, 2010, included in Current Report on Form 8-K/A filed on or about December 6, 2010,

•	Reports on Belleville, Warm Springs I and II, Fortune/Qume, 238/242 Lawrence, and Maltese statements of revenues and certain expenses, dated May 2, 2011, included in Current Report on Form 8-K filed on or about May 2, 2011.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
May 2, 2011